Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 20, 2002 in the Registration Statement (Form S-11 No. 333-          ) and related Prospectus of Apple Hospitality Five, Inc. for the registration of 18,311,688 units consisting of one share each of its common stock and Series A preferred stock.

/s/    ERNST & YOUNG LLP

Richmond, Virginia
September 20, 2002